EXHIBIT 99.1

JOINT ACQUISITION STATEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED: June 19, 2017

/s/ Michael Poutre
Michael Poutre

/s/ Ron Levy
Ron Levy

Redwood Fund, LP

By:	Ladyface Capital, LLC, its General Partner

By:	/s/ Ron Levy
Ron Levy, Chief Operating Officer

IMPERIAL STRATEGIES, LLC

By:	MP2 Ventures, LLC, Member

By:	/s/ Michael Poutre
Michael Poutre, Sole Member